Exhibit 4.2

FIRST SUPPLEMENTAL INDENTURE

among

THE J. M. SMUCKER COMPANY,

as Issuer

EACH OF THE GUARANTORS PARTY HERETO,

as Guarantors and

U.S. BANK NATIONAL ASSOCIATION,

as Trustee

Dated as of October 18, 2011

Supplemental to Indenture for Senior Debt Securities

Dated as of October 18, 2011

3.500% Notes due 2021

TABLE OF CONTENTS

		PAGE

ARTICLE 1
SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01.	Scope of Supplemental Indenture; General	2
Section 1.02.	Terms of Notes	2

ARTICLE 2 CERTAIN DEFINITIONS

Section 2.01.	Certain Definitions	4
Section 2.02.	Rules of Construction	8

ARTICLE 3 COVENANTS

Section 3.01.	Change of Control Triggering Event	8
Section 3.02.	Applicability of Covenants Contained in the Base Indenture	9
Section 3.03.	Future Guarantors	9

ARTICLE 4 THE NOTES

Section 4.01.	Form of Notes	9
Section 4.02.	Depositary	9

ARTICLE 5 REDEMPTION
Section 5.01.	Optional Redemption	10
Section 5.02.	Applicability of Sections of the Base Indenture	10

ARTICLE 6 DEFEASANCE
Section 6.01.	Defeasance	10

ARTICLE 7 SUBSIDIARY GUARANTEES
Section 7.01.	Guarantees	10

i

EXHIBIT A. Form of Note

EXHIBIT B. Form of Supplemental Indenture in Respect of Guarantees

EXHIBIT C. Form of Joinder and Acknowledgment to the Intercreditor Agreement

ii

FIRST SUPPLEMENTAL INDENTURE, dated as of October 18, 2011 (this “First Supplemental Indenture”), by and among THE J. M. SMUCKER COMPANY, an Ohio corporation (the “Company”), the GUARANTORS (as defined herein) and U.S. BANK NATIONAL ASSOCIATION, a national banking association, as trustee (as defined in the Indenture, the “Trustee”), to the Indenture, dated as of October 18, 2011 (the “Base Indenture” and, as supplemented by this First Supplemental Indenture, the “Indenture”), by and between the Company and the Trustee.

RECITALS:

WHEREAS, the Company has duly authorized the execution and delivery of the Base Indenture to provide for the issuance from time to time of the Company’s unsecured debentures, notes, or other evidences of indebtedness (as defined in the Indenture, the “Securities”), to be issued in one or more series;

WHEREAS, Section 9.01 of the Base Indenture permits the Company and the Trustee to enter into indentures supplemental to the Base Indenture to establish the form and terms of any series of Securities as provided by Section 3.01 of the Base Indenture;

WHEREAS, the Company desires and has requested the Trustee to join them in the execution and delivery of this First Supplemental Indenture in order to establish and provide for the issuance by the Company of a new series of Securities designated as its 3.500% Notes due 2021 (the “Notes”), on the terms set forth herein;

WHEREAS, the Company now wishes to issue Notes in an initial aggregate principal amount of $750,000,000;

WHEREAS, the conditions set forth in the Indenture for the execution and delivery of this First Supplemental Indenture have been complied with; and

WHEREAS, all things necessary to make this First Supplemental Indenture a valid agreement of the Company and the Trustee, in accordance with its terms, and a valid supplement to the Base Indenture have been done;

NOW, THEREFORE, THIS FIRST SUPPLEMENTAL INDENTURE WITNESSETH:

In consideration of the purchase and acceptance of the Notes by the Holders thereof, the Company mutually covenants and agrees with the Trustee, for the equal and ratable benefit of the Holders of the Notes, as follows:

ARTICLE 1

SCOPE OF SUPPLEMENTAL INDENTURE; GENERAL

Section 1.01. Scope of Supplemental Indenture; General. This First Supplemental Indenture supplements and, to the extent inconsistent therewith, replaces the provisions of the Base Indenture, to which provisions reference is hereby made.

The changes, modifications and supplements to the Base Indenture effected by this First Supplemental Indenture shall be applicable only with respect to, and govern the terms of, the Notes (which shall be initially in the aggregate principal amount of $750,000,000) and shall not apply to any other Securities that have been or may be issued under the Indenture unless a supplemental indenture with respect to such other Securities specifically incorporates such changes, modifications and supplements. Pursuant to this First Supplemental Indenture, there is hereby created and designated a series of Securities under the Indenture entitled “3.500% Notes due 2021.” The Notes shall be in the form of Exhibit A hereto, the terms of which are incorporated herein by reference.

All Notes issued under this First Supplemental Indenture shall vote and consent together on all matters as one class, including without limitation on waivers and amendments, and no Holder of Notes shall have the right to vote or consent as a separate class from other Holders on any matter except matters which affect such Holder only.

Section 1.02. Terms of Notes. The information applicable to the Notes required pursuant to Section 3.01 of the Base Indenture is as follows:

(1)	the title of the Notes shall be “3.500% Notes due 2021”;

(2)	the initial aggregate principal amount of the Notes shall be $750,000,000;

(3)	the issue date of the Notes shall be October 18, 2011;

(4)	the Notes will mature on October 15, 2021;

(5)	principal and interest of the Notes are payable at the office or agency of the Trustee maintained for that purpose in St. Paul, Minnesota;

(6)	the Notes will be issued at an issuance price of 99.808%;

(7)	the Notes will bear interest at a rate of 3.500% per annum;

(8)	the date from which interest shall accrue and the Interest Payment Dates on which interest shall be payable will be as set forth in the form of Note attached hereto;

(9)	not applicable;

(10)	the Notes will be redeemable in whole or in part, at the Company’s option at any time and from time to time at the redemption price and on the terms set forth in Article 6 below;

(11)	not applicable;

(12)	the Notes are to be issued initially in global form and deposited with or on behalf of The Depository Trust Company;

(13)	the Notes will be issuable in minimum denomination of $2,000 and integral multiples of $1,000 in excess thereof;

(14)	not applicable;

(15)	interest on the Notes will be computed and paid on the basis of a 360-day year of twelve 30-day months;

(16)	not applicable;

(17)	not applicable;

(18)	not applicable;

(19)	not applicable;

(20)	not applicable;

(21)	not applicable;

(22)	not applicable;

(23)	the depository for the Notes is The Depository Trust Company and U.S. Bank National Association shall initially serve as the trustee, paying agent, registrar and custodian with respect to the Notes;

(24)	not applicable;

(25)	the events of default set forth in Article 5 of the Base Indenture shall apply to the Notes;

(26)	the covenants set forth in Article 3 below and Article 10 of the Base Indenture shall apply to the Notes;

(27)	the provisions of the indenture relating to defeasance shall apply to the Notes; and

(28)	not applicable.

ARTICLE 2

CERTAIN DEFINITIONS

Section 2.01. Certain Definitions. The following definitions shall apply to the Notes. Capitalized terms used but not defined herein have the meanings ascribed to such terms in the Base Indenture.

“Below Investment Grade Rating Event” means the rating on the Notes is lowered by each of the Rating Agencies and the Notes are rated below an Investment Grade Rating by each of the Rating Agencies on any date during the period (the “Trigger Period”) commencing 60 days prior to the first public announcement by the Company of any Change of Control (or pending Change of Control), and ending 60 days following consummation of such Change of Control (which trigger period will be extended following consummation of a Change of Control for so long as either of the Rating Agencies has publicly announced that it is considering the possible downgrade of the Notes, and a downgrade by each of the Rating Agencies that has made such an announcement would result in a Below Investment Grade Rating Event).

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares; provided that this clause (3) will not apply to acquisitions of capital stock by the Smucker Family so long as the acquisition by the Smucker Family of such capital stock will not result, directly or indirectly, in a “going private transaction” within the meaning of the Exchange Act; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the first day on which a majority of the members of the Company’s Board of Directors cease to be Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (3) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Offer” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.

“Change of Control Payment” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.

“Change of Control Payment Date” has the meaning ascribed to such term in Section 3.01 of this First Supplemental Indenture.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“DTC” has the meaning ascribed to such term in Section 4.02 of this First Supplemental Indenture.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Global Note” has the meaning ascribed to such term in Section 4.01 of this First Supplemental Indenture.

“Global Note Holder” has the meaning ascribed to such term in Section 4.02 of this First Supplemental Indenture.

“Guarantee” has the meaning ascribed to such term in Section 7.01 of this First Supplemental Indenture.

“Guarantors” means, initially, J.M. Smucker LLC, an Ohio limited liability company, and The Folgers Coffee Company, a Delaware corporation.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Issue Date” means October 18, 2011.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Notes” has the meaning ascribed to it in the preamble of this First Supplemental Indenture.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Primary Senior Indebtedness” means (a) indebtedness for money borrowed under the Company’s second amended and restated credit agreement, dated as of July 29, 2011, among the Company, Smuckers Foods of Canada Corp., the guarantors from time to time parties thereto, the lenders from time to time parties thereto and Bank of Montreal, as administrative agent and the Company’s 4.78% Senior Notes due June 1, 2014, 5.55% Senior Notes due April 1, 2022, 6.12% Senior Notes due November 1, 2015, 6.63% Senior Notes due November 1, 2018 and 4.50% Senior Notes due June 1, 2025 and (b) any future credit, loan or borrowing facility or any indenture, note purchase agreement or similar agreement by the Company or any of its Subsidiaries providing, in each case, for the incurrence of indebtedness for money borrowed in a principal amount equal to greater than $120,000,000.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

“Rating Agencies” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company may appoint a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Smucker Family” means any of (i) Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, (ii) any member of the immediate family, heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of any individual mentioned in clause (i) and (ii) any trust (or other entity created for estate planning purposes) established for the benefit of any one or more of the individuals mentioned in clause (i), the members of their immediate families and the lineal descendants of any of them (and the trustees of any such trust).

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

Section 2.02. Rules of Construction. Unless the context otherwise requires or except as otherwise expressly provided, the term “interest” in this Indenture shall be construed to include additional interest, if any.

ARTICLE 3

COVENANTS

The following covenants shall apply in addition to the covenants set forth in the Indenture:

Section 3.01. Change of Control Triggering Event.

(a) Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes pursuant to Section 5.01 of this First Supplemental Indenture by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described in this Section 3.01 (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

(b) Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes, or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the transaction or transactions that constitute or may constitute the Change of Control and an offer to repurchase the Notes and the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Trigger Event occurring on or prior to the Change of Control Payment Date.

(c) On the Change of Control Payment Date, the Company shall, to the extent lawful:

(i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer;

(ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and

(iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

(d) The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all the Notes properly tendered and not withdrawn under its offer.

(e) The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Exchange Act, and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the provisions of this Section 3.01, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under this Section 3.01 by virtue of any such conflicts.

Section 3.02. Applicability of Covenants Contained in the Base Indenture. Each of the agreements and covenants of the Company contained in Article 10 of the Base Indenture shall apply to the Notes.

Section 3.03. Future Guarantors. From and after the Issue Date, the Company shall cause any Subsidiary that guarantees payment of the Company’s or its Subsidiaries’ Primary Senior Indebtedness to execute and deliver to the Trustee a supplemental indenture pursuant to which such Subsidiary shall guarantee payment of the Notes, whereupon such Subsidiary shall become a Guarantor for all purposes under the Indenture.

ARTICLE 4

THE NOTES

Section 4.01. Form of Notes. The Notes shall initially be issued in the form of one or more Global Securities substantially in the form of Exhibit A attached hereto (the “Global Note”).

Section 4.02. Depositary. The Depositary for the Global Note shall initially be The Depositary Trust Company (“DTC”) and the Global Note shall be deposited with, or on behalf of, the Trustee as custodian for DTC and registered in the name of DTC or a nominee of DTC (such nominee being referred to herein as the “Global Note Holder”).

ARTICLE 5

REDEMPTION

Section 5.01. Optional Redemption. The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee. The Notes shall be redeemable at a redemption price, to be calculated by the Company, equal to the greater of:

(a) 100% of the principal amount of the Notes to be redeemed; and

(b) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points; plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

Section 5.02. Applicability of Sections of the Base Indenture. The provisions of Article 11 of the Base Indenture in respect of the Notes shall apply to any optional redemption of the Notes except when such provisions conflict with the foregoing.

ARTICLE 6

DEFEASANCE

Section 6.01. Defeasance. If the Company shall effect a defeasance of the Notes pursuant to Article 4 of the Base Indenture, the Company shall cease to have any obligation to comply with the covenants set forth in Article 3 hereof (whether set forth specifically or by reference to provisions of the Base Indenture) and the provisions of Article 8 of the Base Indenture.

ARTICLE 7

SUBSIDIARY GUARANTEES

Section 7.01. Guarantees.

(a) Each of the Guarantors, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns (each, a

“Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantors, the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes.

(b) The obligations of each Guarantor shall be limited to the maximum amount as shall, after giving effect to all other contingent and fixed liabilities of such Guarantor and after giving effect to any collections from or payments made by or on behalf of any other Guarantor in respect of the obligations of such other Guarantor under its Guarantee, result in the obligations of such Guarantor under the Guarantee not constituting a fraudulent conveyance or fraudulent transfer under applicable law, or being void or unenforceable under any law relating to insolvency of debtors.

(c) Each Guarantor further agrees that (to the fullest extent permitted by law) its obligations hereunder shall be unconditional, irrespective of the validity, regularity or enforceability of the Indenture, the Notes or the obligations of the Company or any other Guarantor hereunder or thereunder, the absence of any action to enforce the same, any waiver or consent by any Holder with respect to any provisions hereof or thereof, any release of any other Guarantor, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance that might otherwise constitute a legal or equitable discharge or defense of a Guarantor.

(d) Each Guarantor hereby waives (to the fullest extent permitted by law) the benefit of diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenants that (except as otherwise provided in Section 7.03 of this First Supplemental Indenture) its Guarantee shall not be discharged except by complete performance of the obligations contained in the Notes, the Indenture and the Guarantee. Such Guarantee is a guarantee of payment and not of collection.

Section 7.02. Continuing Guarantee.

(a) Each Guarantee shall be a continuing Guarantee and shall, (i) subject to Section 7.03 of this First Supplemental Indenture, remain in full force and effect until payment in full of the principal amount of all outstanding Notes (whether by payment at maturity, purchase, redemption, defeasance, retirement or other acquisition), (ii) be binding upon such Guarantor and (iii) inure to the benefit of and be enforceable by the Trustee, the Holders and their permitted successors, transferees and assigns.

(b) The obligations of each Guarantor hereunder shall continue to be effective or shall be reinstated, as the case may be, if at any time any payment which would otherwise have reduced or terminated the obligations of any Guarantor hereunder and under its Guarantee (whether such payment shall have been made by or on behalf of the Company or by or on behalf of a Guarantor) is rescinded or reclaimed from any of the Holders upon the insolvency, bankruptcy, liquidation or reorganization of the Company or any Guarantor or otherwise, all as though such payment had not been made.

Section 7.03. Release of Guarantee. Notwithstanding the provisions of Section 7.02 of this First Supplemental Indenture, a Guarantor shall be automatically and unconditionally released from its obligations under the indenture upon:

(a) the Company’s exercise of its legal defeasance option or its covenant defeasance option as described in Article 10 of the Base Indenture or if the Company’s obligations under the Indenture are discharged in accordance with the terms of the Indenture; or

(b) delivery of an Officer’s Certificate to the Trustee that such Guarantor does not guarantee the obligations of the Company under any Primary Senior Indebtedness of the Company and that any other guarantees of Primary Senior Indebtedness of such Guarantor have been released other than through discharges as a result of payment by such Guarantor on such guarantees.

Section 7.04. Notation Not Required. Neither the Company nor any Guarantor shall be required to make a notation on the Notes to reflect any Guarantee or any release thereof.

Section 7.05. Waiver of Subrogation. Each Guarantor hereby irrevocably waives any claim or other rights which it may now or hereafter acquire against the Company that arise from the existence, payment, performance or enforcement of such Guarantor’s obligations under its Guarantee and the Indenture, including, without limitation, any right of subrogation, reimbursement, exoneration, indemnification, and any right to participate in any claim or remedy of any Holder of Notes against the Company, whether or not such claim, remedy or right arises in equity, or under contract, statute or common law, including, without limitation, the right to take or receive from the Company, directly or indirectly, in cash or other property or by set-off or in any other manner, payment or security on account of such claim or other rights. If any amount shall be paid to any Guarantor in violation of the preceding sentence and the Notes shall not have been paid in full, such amount shall have been deemed to have been paid to such Guarantor for the benefit of, and held in trust for the benefit of, the Holders, and shall forthwith be paid to the Trustee for the benefit of such Holders to be credited and applied upon the Notes, whether matured or unmatured, in accordance with the terms of the Indenture. Each Guarantor acknowledges that it will receive direct and indirect benefits from the financing arrangements contemplated by this Indenture and that the waiver set forth in this Section 7.05 is knowingly made in contemplation of such benefits.

Section 7.06. Execution and Delivery of Guarantees. The Company shall cause each subsidiary that is required to become a Guarantor pursuant to Section 3.03 of this First Supplemental Indenture to promptly execute and deliver to the Trustee a Supplemental Indenture substantially in the form set forth in Exhibit B to this First Supplemental Indenture, or otherwise in form and substance reasonably satisfactory to the Trustee, evidencing its Guarantee on substantially the terms set forth in this Article 7. Concurrently therewith, the Company shall deliver to the Trustee an Opinion of Counsel in form and substance reasonably satisfactory to the Trustee to the effect that such Supplemental Indenture has been duly authorized, executed and delivered by such subsidiary and that, subject to applicable bankruptcy, insolvency, fraudulent transfer, fraudulent conveyance, reorganization, moratorium and other laws now or hereafter in effect affecting creditors’ rights or remedies generally and to general principles of equity (including standards of materiality, good faith, fair dealing and reasonableness), whether considered in a proceeding at law or at equity, such Supplemental Indenture is a valid and binding agreement of such subsidiary, enforceable against such subsidiary in accordance with its terms.

Section 7.07. Notices. Notice to any Guarantor shall be sufficient if addressed to such Guarantor care of the Company at the address, place and manner provided in Section 11.04 of the Base Indenture.

ARTICLE 8

INTERCREDITOR AGREEMENT

Section 8.01. Joinder to the Intercreditor Agreement. On the date hereof, the Trustee shall have executed an acknowledgement and joinder to the Intercreditor Agreement (the “Joinder to the Intercreditor Agreement”), as agent for the Holders, in the form of Exhibit C attached hereto. Each Holder of Notes, by acceptance thereof, shall be deemed to have (i) appointed and designated the Trustee as agent for such Holder for purposes of the Joinder to the Intercreditor Agreement and the Intercreditor Agreement, (ii) authorized and directed the Trustee to enter into the Joinder to the Intercreditor Agreement for the benefit of each such Holder, and (iii) authorized and directed the Trustee to sign the Joinder to the Intercreditor Agreement, to receive all notices, to take all action with respect thereto and to the Intercreditor Agreement, and to exercise all rights and powers incidental to the Joinder to the Intercreditor Agreement and the Intercreditor Agreement.

Section 8.02. Duties of the Trustee Under the Intercreditor Agreement. The Trustee shall be an “Additional Primary Senior Debt Agent” on behalf of the Holders of the Notes in accordance with Section 6.12 of the Intercreditor Agreement and shall assume the duties of the aforementioned “Additional Primary Senior Debt Agent” as required by the Intercreditor Agreement.

Section 8.03. Indemnification of the Trustee. In connection with the Trustee assuming the role of an “Additional Primary Senior Debt Agent” as defined in the Intercreditor Agreement (a) the Trustee shall be indemnified by the Company against any and all costs, expenses and liabilities incurred by the Trustee and (b) the Trustee shall be indemnified by the Holders against any liabilities incurred by the Trustee pursuant to Section 3.4 of the Intercreditor Agreement.

Section 8.04. Invalidated Payments Under the Intercreditor Agreement. Promptly upon notice from the Trustee, the Holders shall return or repay any funds received as may be required pursuant to Section 3.4 of the Intercreditor Agreement.

ARTICLE 9

MISCELLANEOUS

Section 9.01. Ratification of Base Indenture. The Base Indenture, as supplemented by this First Supplemental Indenture, is in all respects ratified and confirmed, and this First Supplemental Indenture shall be deemed part of the Base Indenture in the manner and to the extent herein and therein provided.

Section 9.02. Trustee Not Responsible for Recitals. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

Section 9.03. New York Law to Govern. This Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

Section 9.04. Counterparts. This First Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

Section 9.05. Effect of Headings. The Article and Section headings herein and the Table of Contents are for convenience only and shall not affect the construction hereof.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this First Supplemental Indenture to be duly executed as of the date first above written.

THE J. M. SMUCKER COMPANY

By:	/s/ Mark R. Belgya
	Name:	Mark R. Belgya
	Title:	Senior Vice President and Chief Financial Officer

J.M. SMUCKER LLC

By:	/s/ Mark R. Belgya
	Name:	Mark R. Belgya
	Title:	Vice President and Chief Financial Officer

THE FOLGERS COFFEE COMPANY

By:	/s/ Mark R. Belgya
	Name:	Mark R. Belgya
	Title:	Vice President and Chief Financial Officer

[Signature Page to First Supplemental Indenture]

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:	/s/ Holly Pattison
	Name:	Holly Pattison
	Title:	Vice President

[Signature Page to First Supplemental Indenture]

EXHIBIT A

[FACE OF NOTE]

THIS CERTIFICATE IS A GLOBAL SECURITY WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF THE DEPOSITORY OR A NOMINEE THEREOF. EXCEPT AS OTHERWISE PROVIDED IN THE INDENTURE, THIS CERTIFICATE MAY BE TRANSFERRED, IN WHOLE BUT NOT IN PART, ONLY TO ANOTHER NOMINEE OF THE DEPOSITORY OR TO A SUCCESSOR DEPOSITORY OR TO A NOMINEE OF SUCH SUCCESSOR DEPOSITORY.

UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY, A NEW YORK CORPORATION (“DTC” OR THE “DEPOSITORY”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INSOMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

THE J. M. SMUCKER COMPANY

3.500% Note due 2021

No.: 001	CUSIP No.: 832696 AB4
$[•]

THE J. M. SMUCKER COMPANY, an Ohio corporation (the “Company”, which term includes any successor corporation), for value received promises to pay to CEDE & CO., or registered assigns, the principal sum of $[•] on October 15, 2021, unless earlier redeemed as herein provided.

Interest Payment Dates: April 15 and October 15 (each, an “Interest Payment Date”), commencing on April 15, 2012.

Interest Record Dates: April 1 and October 1 (each, an “Interest Record Date”).

Payment of the principal of and interest on this Note shall be made at the office or agency of the Trustee maintained for that purpose in St. Paul, Minnesota,

in such currency of the United States of America as at the time of payment is legal tender for payment of public and private debts; provided, however, for so long as the Notes are represented in global form by one or more Global Securities, all payments of principal of and interest shall be made by wire transfer of immediately available funds to the Depository or its nominee, as the case may be, as the registered owner of the Global Security representing such Notes.

Reference is made to the further provisions of this Note set forth on the reverse hereof, which will for all purposes have the same effect as if set forth at this place.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed.

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

Attest:

By:
Name:
Title:

This is one of the Notes of the series designated herein and referred to in the within-mentioned Indenture.

U.S. BANK NATIONAL ASSOCIATION, as Trustee

By:
Name:
Title:

Dated: October 18, 2011

[REVERSE OF NOTE]

This Note is one of the duly authorized securities of the Company (herein called the “Notes”) issued and to be issued in one or more series under an Indenture dated as of October 18, 2011 (the “Base Indenture”), as amended by a First Supplemental Indenture dated as of October 18, 2011 (the “First Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company, the guarantors party thereto (the “Guarantors”) and U.S. Bank National Association, as trustee (herein called the “Trustee,” which term includes any successor trustee under the Indenture with respect to the series of Notes represented hereby), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights, limitations of rights, duties and immunities thereunder of the Company, the Guarantors, the Trustee and the Holders of the Notes and of the terms upon which the Notes are, and are to be, authenticated and delivered. This Note is a Global Note representing the Company’s 3.500% Notes due 2021 in the aggregate principal amount of $750,000,000.

The amount of interest payable on any interest payment date shall be computed on the basis of a 360-day year consisting of twelve 30-day months. In the event that any date on which interest is payable on this Note is not a Business Day, then payment of interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay) with the same force and effect as if made on such interest payment date.

The Notes of this series are issuable only in fully registered form without coupons in minimum denominations of $2,000 and integral multiples of $1,000 above that amount.

The Notes shall be redeemable, at the option of the Company, at any time and from time to time, in whole or in part, on not less than 30 nor more than 60 days’ prior notice mailed to the Holders of the Notes, with a copy provided to the Trustee. The Notes shall be redeemable at a redemption price, to be calculated by the Company, equal to the greater of (i) 100% of the principal amount of such Notes to be redeemed and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on the Notes to be redeemed (not including interest accrued to the date of redemption), discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 20 basis points, plus, in each case, accrued and unpaid interest on the Notes to be redeemed to the date of redemption.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by an Independent Investment Banker as having an actual or interpolated maturity comparable to the remaining term of the Notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of a comparable maturity to the remaining term of such Notes.

“Comparable Treasury Price” means, with respect to any redemption date for the Notes, (A) the average of the Reference Treasury Dealer Quotations for such redemption date, after excluding the highest and lowest such Reference Treasury Dealer Quotations, or (B) if the Independent Investment Banker obtains fewer than four such Reference Treasury Dealer Quotations, the average of all such quotations.

“Independent Investment Banker” means one of the Reference Treasury Dealers appointed by the Company.

“Primary Treasury Dealer” means a primary U.S. government securities dealer in the United States.

“Reference Treasury Dealer” means (1) each of J.P. Morgan Securities LLC and Merrill Lynch, Pierce, Fenner & Smith Incorporated and their respective successors; provided, however, that if any of the foregoing ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), the Company will substitute therefor another Primary Treasury Dealer and (2) any other Primary Treasury Dealers selected by the Company.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the Independent Investment Banker, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Independent Investment Banker by such Reference Treasury Dealer at 3:30 p.m. New York time on the third business day preceding such redemption date.

“Treasury Rate” means, with respect to any redemption date for the Notes, the rate per annum equal to the semiannual equivalent yield to maturity or interpolated yield to maturity (on a day count basis) of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for such redemption date.

On and after any redemption date, interest will cease to accrue on the Notes called for redemption. On or before the redemption date, the Company shall deposit with the Trustee or with one or more paying agents an amount of money sufficient to redeem on the redemption date all of the Notes so called for redemption at the appropriate redemption price, together with accrued interest to the date fixed for redemption. If the Company is redeeming less than all of the Notes, the Trustee shall select, in such manner as it shall deem appropriate and fair, the Notes to be redeemed in whole or in part.

Upon the occurrence of a Change of Control Triggering Event with respect to the Notes, unless the Company has exercised its right to redeem the Notes as described above by giving irrevocable notice to the Trustee in accordance with the Indenture, each Holder of Notes shall have the right to require the Company to purchase all or a portion of such Holder’s Notes pursuant to the offer described below (the “Change of Control Offer”), at a purchase price equal to 101% of the principal amount thereof plus accrued and unpaid interest, if any, to but not including the date of purchase (the “Change of Control Payment”), subject to the rights of Holders of Notes on the relevant record date to receive interest due on the relevant interest payment date.

Unless the Company has exercised its right to redeem the Notes, within 30 days following the date upon which the Change of Control Triggering Event occurs with respect to the Notes or at the Company’s option, prior to any Change of Control but after the public announcement of the pending Change of Control, the Company shall be required to send, by first class mail, a notice to each Holder of Notes, with a copy to the Trustee, which notice shall govern the terms of the Change of Control Offer. Such notice shall state, among other things, the transaction or transactions that constitute or may constitute the Change of Control and offering to repurchase the Notes and the purchase date, which must be no earlier than 30 days nor later than 60 days from the date such notice is mailed, other than as may be required by law (the “Change of Control Payment Date”). The notice, if mailed prior to the date of consummation of the Change of Control, shall state that the Change of Control Offer is conditioned on the Change of Control Triggering Event occurring on or prior to the Change of Control Payment Date.

On the Change of Control Payment Date, the Company shall, to the extent lawful: (i) accept or cause a third party to accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer; (ii) deposit or cause a third party to deposit with the paying agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered; and (iii) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officer’s Certificate stating the aggregate principal amount of Notes or portions of Notes being repurchased and that all conditions precedent to the Change of Control Offer and to the repurchase by the Company of Notes pursuant to the Change of Control Offer have been complied with.

The Company shall not be required to make a Change of Control Offer with respect to the Notes if a third party makes such an offer in the manner, at the times and otherwise in compliance with the requirements for such an offer made by the Company and such third party purchases all Notes properly tendered and not withdrawn under its offer.

The Company shall comply in all material respects with the requirements of Rule 14e-1 under the Securities Exchange Act of 1934, as amended (the

“Exchange Act”), and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the purchase of the Notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control Offer provisions of the Notes, the Company shall comply with those securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control Offer provisions of the Notes by virtue of such conflicts.

“Change of Control” means the occurrence of any of the following: (1) the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one transaction or a series of related transactions, of all or substantially all of the assets of the Company and its subsidiaries, taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) other than the Company or one of its subsidiaries; (2) the adoption of a plan relating to the Company’s liquidation or dissolution; (3) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any person becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act), directly or indirectly, of more than 50% of the Company’s outstanding Voting Stock, measured by voting power rather than number of shares; provided that this clause (3) will not apply to acquisitions of capital stock by the Smucker Family so long as the acquisition by the Smucker Family of such capital stock will not result, directly or indirectly, in a “going private transaction” within the meaning of the Exchange Act; (4) the Company consolidates with, or merges with or into, any person, or any person consolidates with, or merges with or into the Company, in any such event pursuant to a transaction in which any of the Company’s outstanding Voting Stock or the Voting Stock of such other person is converted into or exchanged for cash, securities or other property, other than any such transaction where the shares of the Company’s Voting Stock outstanding immediately prior to such transaction constitute, or are converted into or exchanged for, a majority of the Voting Stock of the surviving person or any direct or indirect parent company of the surviving person immediately after giving effect to such transaction; or (5) the first day on which a majority of the members of the Company’s Board of Directors cease to be Continuing Directors. Notwithstanding the foregoing, a transaction will not be deemed to involve a Change of Control under clause (3) above if (i) the Company becomes a direct or indirect wholly owned subsidiary of a holding company and (ii) (A) the direct or indirect holders of the Voting Stock of such holding company immediately following that transaction are substantially the same as the holders of the Company’s Voting Stock immediately prior to that transaction or (B) immediately following that transaction no person (other than a holding company satisfying the requirements of this sentence) is the beneficial owner, directly or indirectly, of more than 50% of the Voting Stock of such holding company.

“Change of Control Triggering Event” means the occurrence of both a Change of Control and a Below Investment Grade Rating Event.

“Continuing Director” means, as of any date of determination, any member of the Company’s Board of Directors who (1) was a member of such Board of Directors on the date the Notes were issued or (2) was nominated for election, elected or appointed to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board of Directors at the time of such nomination, election or appointment (either by a specific vote or by approval of the Company’s proxy statement in which such member was named as a nominee for election as a director, without objection to such nomination).

“Investment Grade Rating” means a rating equal to or higher than Baa3 (or the equivalent) by Moody’s and BBB- (or the equivalent) by S&P, and the equivalent investment grade credit rating from any replacement Rating Agency or Rating Agencies selected by the Company.

“Moody’s” means Moody’s Investors Service, Inc., a subsidiary of Moody’s Corporation, and its successors.

“Person” means any individual, corporation, partnership, limited liability company, business trust, association, joint-stock company, joint venture, trust, incorporated or unincorporated organization or government or any agency or political subdivision thereof.

“Rating Agencies” means each of Moody’s and S&P; provided, that if any of Moody’s or S&P ceases to rate the Notes or fails to make a rating of the Notes publicly available for reasons outside of the control of the Company, the Company may appoint a “nationally recognized statistical rating organization” within the meaning of Rule 15c3-1(c)(2)(vi)(F) under the Exchange Act as a replacement agency for Moody’s or S&P, or either of them, as the case may be.

“Smucker Family” means any of (i) Timothy P. Smucker, Richard K. Smucker, Susan Smucker Wagstaff and Marcella Smucker Clark, (ii) any member of the immediate family, heirs, legatees, descendants and blood relatives to the fifth degree of consanguinity of any individual mentioned in clause (i) and (ii) any trust (or other entity created for estate planning purposes) established for the benefit of any one or more of the individuals mentioned in clause (i), the members of their immediate families and the lineal descendants of any of them (and the trustees of any such trust).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Voting Stock” of any specified Person as of any date means the capital stock of such Person that is at the time entitled to vote generally in the election of the board of directors of such Person.

The indebtedness evidenced by this Note is, to the extent provided in the Indenture, the senior and unsecured obligation of the Company and will rank equally in right of payment to all of the Company’s existing and future senior unsecured and unsubordinated indebtedness. This Note will, to the extent provided in the Indenture, be guaranteed, jointly and severally, by each of the Guarantors party to the Indenture on a senior unsecured basis. This Note may hereafter be entitled to certain other Guarantees made for the benefit of the Holders. Reference is made to Article 7 of the First Supplemental Indenture for terms relating to such Guarantees, including the release, termination and discharge thereof. Neither the Company nor any Guarantor shall be required to make any notation on this Note to reflect any Guarantee or any such release, termination or discharge. Any payment in respect of the Guarantees that the Holders shall be entitled to is subject to the terms of the Intercreditor Agreement (as defined in the Indenture).

The Notes are initially limited to $750,000,000 aggregate principal amount. The Company may from time to time, without notice to or the consent of the Holders of the Notes, create and issue additional Notes ranking equally and ratably with the Notes of this series in all respects (other than the issue price, the date of the issuance, the payment of interest accruing prior to the issue date of such additional Notes and the first payment of interest following the issue date of such additional Notes), provided that such Notes must be part of the same issue as the Notes initially issued for U.S. federal income tax purposes. Any such additional Notes shall be consolidated and form a single series with the Notes initially issued, including for purposes of voting and redemptions.

The Notes are not entitled to the benefit of any sinking fund.

The Indenture imposes certain limitations on the ability of the Company to, among other things, merge or consolidate with any other Person, and requires that the Company comply with certain further covenants, such as Limitations on Liens and Limitations on Sale and Leaseback as further described in the Indenture, all of which are applicable to this Note. All such covenants and limitations are subject to a number of important qualifications and exceptions.

The Indenture contains provisions for the defeasance at any time of (a) the entire indebtedness of the Company on this Note and (b) certain restrictive covenants and the related defaults and Events of Default, upon compliance by the Company with certain conditions set forth therein, which provisions apply to this Note.

If an Event of Default with respect to Notes of this series shall occur and be continuing, the principal of the Notes of this series may (subject to the conditions set forth in the Indenture) be declared due and payable in the manner and with the effect provided in the Indenture.

The Indenture contains provisions permitting, with certain exceptions therein provided, the Company and the Trustee, without the consent of any of the Holders of the outstanding Notes, to modify and amend the Indenture for the purpose of, among other things, curing any ambiguity, defect or inconsistency.

The Indenture also contains provisions permitting the Holders of a majority in aggregate principal amount of the outstanding Notes, on behalf of the Holders of all Notes, to waive any past default or Event of Default with respect to the Notes and its consequences, except a default in the payment of the principal of or interest on any of the Notes or in respect of a covenant or other provision which, under the terms of the Indenture, cannot be modified or amended without the consent of the Holder of each outstanding Note.

No reference herein to the Indenture and no provision of this Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the principal of and interest on this Note at the times, place and rate, and in the currency, herein prescribed.

No director, officer, employee, incorporator or stockholder, as such, of the Company, any Guarantor or any other obligor in respect of any Note or any Subsidiary of any thereof shall have any liability for any obligation of the Company, any Guarantor or any other obligor in respect of any Note under the Indenture, the Notes or any Guarantee, or for any claim based on, in respect of, or by reason of, any such obligation or its creation. Each Holder, by accepting this Note, hereby waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

This Note shall be governed by and construed in accordance with the law of the State of New York.

All terms used in this Note which are defined in the Indenture shall have the meanings assigned to them in the Indenture.

EXHIBIT B

[Form of Supplemental Indenture in Respect of Subsidiary Guarantees]

SUPPLEMENTAL INDENTURE, dated as of             , 20            (this “Supplemental Indenture”), among [name of Guarantor(s)] (the “Guarantor(s)”), The J. M. Smucker Company, an Ohio corporation (the “Company”), and each other then existing Guarantor under the Indenture referred to below (the “Existing Guarantors”), and U.S. Bank National Association, a national banking association, as Trustee under the Indenture referred to below.

RECITALS

WHEREAS, the Company, any Existing Guarantors and the Trustee have heretofore become parties to an Indenture, dated as of October 18, 2011 (the “Base Indenture” and, as supplemented by the First Supplemental Indenture (the “First Supplemental Indenture”), dated as of October 18, 2011, the “Indenture”), providing for the issuance of 3.500% Notes due 2021 of the Company (the “Notes”);

WHEREAS, Section 7.06 of the First Supplemental Indenture provides that the Company is required to cause the Guarantors to execute and deliver to the Trustee a supplemental indenture evidencing its guarantee of the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes on the terms and conditions set forth herein and in Article 7 of the First Supplemental Indenture;

WHEREAS, each Guarantor desires to enter into such supplemental indenture for good and valuable consideration, including substantial economic benefit in that the financial performance and condition of such Guarantor is dependent on the financial performance and condition of the Company, the obligations hereunder of which such Guarantor has guaranteed; and

WHEREAS, pursuant to Section 9.01 of the Base Indenture, the parties hereto are authorized to execute and deliver this Supplemental Indenture to amend the Indenture, without the consent of any Holder;

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Guarantors, the Company, the Existing Guarantors and the Trustee mutually covenant and agree for the benefit of the Holders of the Notes as follows:

1. Defined Terms. As used in this Supplemental Indenture, terms defined in the Indenture or in the preamble or recital hereto are used herein as therein defined. The words “herein,” “hereof” and “hereby” and other words of similar import used in this Supplemental Indenture refer to this Supplemental Indenture as a whole and not to any particular section hereof.

2. Agreement to Guarantee. [The] [Each] Guarantor, as primary obligor and not merely as surety, hereby jointly and severally, irrevocably and fully and unconditionally guarantees to each Holder and to the Trustee and its successor and assigns ([the] [each, a] “Guarantee”), on a senior unsecured basis and equal in right of payment to all existing and future senior indebtedness of such Guarantor(s), the punctual payment when due of all monetary obligations of the Company under the Indenture and the Notes, whether for principal of or interest on the Notes, on the terms and subject to the conditions set forth in Article 7 of the First Supplemental Indenture and agrees to be bound by (and shall be entitled to the benefits of) all other applicable provisions of the Indenture as a Guarantor.

3. Termination, Release and Discharge. [The] [Each] Guarantor’s Guarantee shall terminate and be of no further force or effect, and [the] [each] Guarantor shall be released and discharged from all obligations in respect of such Guarantee, as and when provided in Section 7.03 of the First Supplemental Indenture.

4. Parties. Nothing in this Supplemental Indenture is intended or shall be construed to give any Person, other than the Holders and the Trustee, any legal or equitable right, remedy or claim under or in respect of [the] [each] Guarantor’s Guarantee or any provision contained herein or in Article 7 of the First Supplemental Indenture.

5. Governing Law. This Supplemental Indenture and the Notes shall be deemed to be a contract under the laws of the State of New York, and for all purposes shall be construed in accordance with the laws of such State, except as may otherwise be required by mandatory provisions of law.

6. Ratification of Indenture; Supplemental Indentures Part of Indenture. The Indenture, as supplemented by this Supplemental Indenture, is in all respects ratified and confirmed, and this Supplemental Indenture shall be deemed part of the Indenture in the manner and to the extent herein and therein provided. The recitals contained herein shall be taken as the statements of the Company, and the Trustee assumes no responsibility for the correctness of the same.

7. Counterparts. This Supplemental Indenture may be executed in any number of counterparts, each of which shall be an original; but such counterparts shall together constitute but one and the same instrument.

8. Headings. The section headings herein are for convenience only and shall not affect the construction hereof.

IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed as of the date first above written.

[NAME OF GUARANTOR(S)]

By:
Name:
Title:

THE J. M. SMUCKER COMPANY

By:
Name:
Title:

U.S. BANK NATIONAL ASSOCIATION as Trustee

By:
Name:
Title:

EXHIBIT C

[FORM OF ACKNOWLEDGEMENT AND JOINDER TO THE

INTERCREDITOR AGREEMENT]

Reference is made to the Third Amended and Restated Intercreditor Agreement dated as of June 11, 2010 (the “Intercreditor Agreement”), among the Noteholders, the 2004 Agent, the 2009 Agent, the Additional Primary Senior Debt Holders and the Additional Primary Senior Debt Agents. Capitalized terms used herein have the respective meanings specified in the Intercreditor Agreement.

By its signature below, the undersigned, an Additional Primary Senior Debt Agent referred to in the Intercreditor Agreement hereby agrees to be a party to, and bound by the terms and conditions of, the Intercreditor Agreement and to require the holders of the applicable Additional Primary Debt for which the undersigned serves as the Additional Primary Senior Debt Agent to be bound (and for any assignee thereof to be bound) by the terms and conditions of the Intercreditor Agreement as if it had been an original signatory party thereto (in the capacity as a Lender). Set forth below is the address for notices for the undersigned that is to be set forth in Annex I to the Intercreditor Agreement.

The undersigned hereby represents and warrants to the Noteholders, the 2004 Agent and the 2009 Agent that the holders of the Company’s 3.500% Notes due 2021 (the “2021 Noteholders”) have appointed and designated it as their agent for purposes of this Acknowledgment and Joinder Agreement and the Intercreditor Agreement, and have authorized and directed it to enter into this Acknowledgment and Joinder Agreement for the benefit of each 2021 Noteholder and have authorized and directed it to sign this Acknowledgment and Joinder Agreement, to receive all notices, to take all action with respect to this Acknowledgment and Joinder Agreement and the Intercreditor Agreement and to exercise all rights and powers incidental hereto and thereto. The undersigned further represents and warrants to the Noteholders, the 2004 Agent and the 2009 Agent that any and all action taken by it in connection with this Acknowledgment and Joinder Agreement and the Intercreditor Agreement shall be done as authorized in the Additional Primary Senior Debt Agreement under which such Additional Primary Debt was issued, and the Noteholders, the 2004 Agent and the 2009 Agent shall be entitled to rely upon this representation notwithstanding any transfer at any time of any interest in the Additional Primary Senior Debt Guarantied Obligations.

C-1

U.S. BANK NATIONAL ASSOCIATION

By:
Name:
Title:

Notice Address:

C-2